Exhibit 10(i)

                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                         UNION PACIFIC RAILROAD COMPANY



                                       AND



                         SAULT STE. MARIE BRIDGE COMPANY




                                   DATED AS OF


                                NOVEMBER 30, 1996

                                TABLE OF CONTENTS


1.   DEFINITIONS....................................................    1
2.   PURCHASE AND SALE OF ASSETS
         2.1      General...........................................    4
         2.2      Special Inventory.................................    4
3.   EXCLUSION OF ASSETS
         3.1      Contracts.........................................    4
         3.2      Current Assets....................................    5
         3.3      Corporate Records.................................    5
         3.4      Claims And Litigation.............................    5
4.   PURCHASE PRICE
         4.1      Amount Of Cash Purchase Price.....................    5
         4.2      Adjustment Of Purchase Price......................    5
         4.3      Payment Of Purchase Price.........................    5
         4.4      Allocation Of Purchase Price......................    5
         4.5      Qualified Intermediary............................    6
5.   CHANGES IN ASSETS
         5.1      Loss Of And Damage To Assets......................    6
         5.2      Determination Of Value Absent Agreement...........    7
         5.3      Estimation And Final Determination Procedures.....    7
6.   TAX ALLOCATION, LEASE INCOME, CAPITALIZED
     LEASES AND LABOR PROTECTION
         6.1      Proration Of Taxes................................    8
         6.2      Lease Rentals And License Income..................    8
         6.3      Labor Protection..................................    9
7.   ASSUMPTION OF LIABILITIES AND OBLIGATIONS
         7.1      Liabilities To Be Assumed.........................    9
         7.2      Liabilities Not To Be Assumed.....................   10
         7.3      Insurance.........................................   10
         7.4      No Third Party Rights.............................   10
8.   REPRESENTATIONS AND WARRANTIES
         8.1      Disclaimer Of Representations And Warranties......   11
         8.2      General Representations And Warranties Of Seller..   11
         8.3      Environmental Representations And
                  Warranties Of Seller..............................   13
         8.4      Representations And Warranties By Purchaser.......   14
         8.5      Survival..........................................   15
         8.6      Condition Of Assets...............................   15
9.   CONDITIONS TO THE CLOSING
         9.1      Obligation Of Purchaser To Close..................   16
         9.2      Obligation Of Seller To Close.....................   17
10.      CLOSING
         10.1     Place Of Closing..................................   18
         10.2     Time Of Closing...................................   18
         10.3     Deliveries By Purchaser At Closing................   18

         10.4     Deliveries By Seller At Closing...................   19
11.      BOOKS AND RECORDS
         11.1     Access To Books And Records.......................   19
         11.2     Securities Law Compliance.........................   20
12.      OPERATIONS PRIOR TO CLOSING
         12.1     Operations Prior To Closing.......................   21
13.      EMPLOYEES..................................................   22
14.      CONSENTS AND APPROVALS
         14.1     Board and HSR Approvals...........................   22
15.      INDEMNIFICATION
         15.1     Purchaser's Indemnification.......................   23
         15.2     Seller's Indemnification..........................   23
         15.3     Procedures........................................   23
16.      TERMINATION
         16.1 Grounds For Termination...............................   25
17.      MISCELLANEOUS
         17.1 Title And Other Descriptions..........................   26
         17.2 Waiver................................................   26
         17.3 Expenses..............................................   26
         17.4 Transitional Matters..................................   26
         17.5 Car Supply............................................   27
         17.6 Entire Agreement......................................   27
         17.7 Choice Of Law.........................................   27
         17.8 Severability..........................................   27
         17.9 Counterparts..........................................   27
         17.10 Headings.............................................   28
         17.11 Successors And Assigns...............................   28
         17.12 Notice...............................................   28

Appendix A -  Description  of Assets
  Appendix A-1 - Legal  Description  of Real Estate
  Appendix  A-2  -  Personal  Property  Excluding  Special  Inventory
  Schedule I - Operating  Contracts
  Schedule II -  Transportation  Contracts
  Schedule III - Excluded Contracts
Appendix B -  Allocation  of  Purchase  Price
Appendix C -  Administration  and Proration  Procedures
Appendix D - Special Inventory
Appendix E - Environmental Operations  Obligations  Schedule
Appendix F - Map
Exhibit 1 - Form of Sellers' Counsel's Opinion
Exhibit 2 - Form of Purchaser's  Counsel's Opinion
Exhibit 3 - Disclosure  Schedule
Exhibit 4 - Form of Quit  Claim  Deed
Exhibit 5 - Form of Personal Property Sale Order

                            ASSET PURCHASE AGREEMENT


Sault Ste. Marie Bridge Company ("Purchaser"), a Michigan corporation, and Union Pacific Railroad Company ("Seller"), a Utah corporation agree as follows:


1.       DEFINITIONS

         The following terms when used with initial capitalization in this Agreement, whether in the singular or the plural, have the meanings ascribed to them below:

         "Agreement"  means  this  Asset  Purchase   Agreement,   including  its
         Appendices and Exhibits.

         "Assets" means the assets of Seller identified in Appendix A to this Agreement.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss.9601 et seq.

         "Closing Place" has the meaning given to it in Section 10.1 of this Agreement.

         "Closing Date" has the meaning given to it in Section 10.2 of this Agreement.

         "Board" means the Surface Transportation Board established under 49 U.S.C. ss.10101 et seq. or any successor agency.

         "Contracts" means contracts, rate contracts, leases, commitments, agreements and arrangements.

         "Designated Qualified Intermediary" means a "qualified intermediary" as defined in United States Treasury Regulations under Internal Revenue Code Section 1031 designated by Seller pursuant to Section 4.5 of this Agreement.

         "Environmental Law" means any law, judgment, decree, order, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss.6901 et seq.), CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended (Pub. L. 99-499, Pub. L. 99563, Pub. L. 100-202 and Pub. L. 101-144),
         the Clean Water Act, as amended (33 U.S.C. ss.1251 et seq.), the Clean Air Act, as amended (42 U.S.C. ss.7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss.2601 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. ss.300 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986, as amended (42 U.S.C. ss.1101 et seq.) and any other federal, state or local statute, regulation, ordinance, order or decree pertaining to the environment.

         "Hazardous  Substances"  means any  "hazardous  waste" as defined by 42
         U.S.C.  ss.6903(5),  any  "medical  waste"  as  defined  by  42  U.S.C.
         ss.6903(40), any "hazardous substance" as defined by 42 U.S.C. ss.9601(14), any "pollutant or contaminant" as defined by 42 U.S.C. ss.9601(33), any "hazardous chemical" pursuant to 29 CFR ss. 1910.1200(c), any substance designated pursuant to 40 CFR Part 302, any "extremely hazardous substance" pursuant to 40 CFR Part 355, any "toxic chemical" pursuant to 40 CFR Part 372, and any toxic substance, oil, petroleum, hazardous material or other chemical or substance deemed hazardous by an Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. ss.18a.

         "Special Inventory" means inventory and miscellaneous tools associated with the normal operation and maintenance of the ore cars, ore docks and associated ore dock facilities and other materials and supplies unique to the current operations on the Rail Lines. All Special Inventory is listed on Appendix D.

         "Knowledge" and "Known" when used in this Agreement to modify a representation, warranty or other statement of a party, means that the facts or situations described in the representation, warranty or other statement as being to the knowledge of such party are believed to be true and correct by the president, each vice president (including senior vice presidents, executive vice presidents, and vice presidents with other similar designations), and each senior officer or such party who is principally responsible for the subject matter involved, and, if an additional person is specified, also by such additional person, after suitable investigation.

         "Labor Protection" means those reasonable and necessary costs incurred in connection with the affected employees relative to the transaction contemplated by this Agreement, but which are limited to: (1) labor protection costs which may be mandated by any governmental agency; (2) contractual obligations of the Seller to affected employees as of the date of execution of the Agreement to the extent such obligations necessarily arise as a result of the transaction and are not mitigated by any governmental agency action; and (3) any portion of labor costs related to this transaction which may be incurred by the Seller and which Purchaser agrees in writing to reimburse Seller.

         "Permitted Encumbrances" means any

                  A. liens for taxes, assessments, levies, fees and other governmental charges not yet due or payable or which, if due and unpaid, are being contested in good faith and by appropriate proceedings,

                  B. mechanics' and materialmen's liens and similar charges incurred in the ordinary course of Seller's business,

                  C. utility easements, licenses or permits located on or crossing any portion of the Assets that do not materially interfere with railroad operations on the Rail Lines,

                  D. road crossing agreements with governmental authorities or private parties that do not materially interfere with railroad operations on the Rail Lines,

                  E. leases, easements, trackage rights agreements and tenancy agreements existing as of the date of this Agreement which are assumed by Purchaser in accordance with this Agreement,

                  F. easements, licenses, permits, or similar rights of others that do not materially affect the value, use, enjoyment or occupancy of the real or personal property so encumbered,

                  G. rights of reverter which have not been violated and will not be violated as long as the affected real property is used for railroad purposes,

                  H. encumbrances specifically agreed to by Purchaser in a separate writing delivered to the Seller,

                  I. matters customarily excepted by title companies in their commitments for title insurance or title policies as "standard exceptions",

                  J.       minor defects or irregularities of title or interest,

                  K. rights reserved to or vested in any governmental authority with respect to the Assets or their regulation, and

                  L. acts done by, through or under Purchaser, its employees, agents and contractors.

         "Purchase Price" has the meaning given to it in Section 4.1 of this Agreement.

         "Purchaser"   means  Sault  Ste.  Marie  Bridge  Company,   a  Michigan
         corporation.

         "Quit Claim Deed" means the Quit Claim Deed for the real property included in the Assets, the form of which is set forth as Exhibit 4 to this Agreement.

         "Rail Lines" means the lines of railroad shown generally on Appendix F, railroad track and the handling, storage, loading, unloading and dock facilities included in the Assets which are owned or operated by Seller.

         "Seller" means Union Pacific Railroad Company, a Utah corporation.

         "Special Inventory" means inventory and miscellaneous tools associated with the normal operation and maintenance of the ore cars, ore docks and associated ore dock facilities and other materials and supplies unique to the current operations on the Rail Lines. All Special Inventory is listed on Appendix D.


2.       PURCHASE AND SALE OF ASSETS

         2.1      GENERAL

         Under the terms and subject to the conditions contained in this Agreement, Seller agrees to sell and transfer to Purchaser free and clear of all liens and encumbrances (other than Permitted Encumbrances), and Purchaser agrees to purchase on an "as is, where is" basis, on the Closing Date all of the Assets.

         2.2      SPECIAL INVENTORY

         Purchaser agrees to purchase from Seller, in addition to the Assets, on or before the Closing Date, not less than $500,000 worth of the Special Inventory from that listed on Appendix D.


3.       EXCLUSION OF ASSETS

         3.1      CONTRACTS

                  The Assets do not include any rights under Contracts not assumed by Purchaser under this Agreement and all records of Seller relating to such Contracts.

         3.2      CURRENT ASSETS

                  The Assets do not include any accounts receivable, cash on hand or deposit and cash equivalents, inventory and other current assets of the Seller, except Special Inventory purchased pursuant to Section 2.2 above, and Contracts and intangibles specifically identified in Appendix A-2.

         3.3      CORPORATE RECORDS

                  The Assets do not include general  ledgers,  minute books, tax
                  returns  and  similar   records   required  for  the  Seller's
                  corporate and tax purposes.

         3.4      CLAIMS AND LITIGATION

                  The Assets do not include rights under claims and litigation or settlements of such claims and litigation by or against Seller.


4.       PURCHASE PRICE

         4.1      AMOUNT OF CASH PURCHASE PRICE

                  The purchase price ("Purchase Price") for the Assets is $85,000,000 in cash plus the price of Special Inventory purchased pursuant to Section 2.2 above.

         4.2      ADJUSTMENT OF PURCHASE PRICE

                  The Purchase Price is subject to adjustment in accordance with Sections 5 and 6 below.

         4.3      PAYMENT OF PURCHASE PRICE

                  The Purchase Price, as adjusted, shall be paid at the Closing by wire transfer of immediately available funds to one or more bank accounts designated by Seller's Designated Qualified Intermediary prior to the Closing or, at the Seller's Designated Qualified Intermediary's sole election, by one or more cashier's checks.

         4.4      ALLOCATION OF PURCHASE PRICE

                  The Purchase Price shall be allocated to the Assets as set forth on Appendix B. In order to facilitate a like kind exchange under I.R.C. 1031, the Purchaser agrees to make payment to the Designated Qualified Intermediary. Purchaser shall have no responsibility to the Seller for the application of the Purchase Price paid pursuant to instructions given pursuant to this Section.

         4.5      QUALIFIED INTERMEDIARY

                  Notwithstanding any other term or condition of this Agreement, if so required by Seller, Purchaser will fully cooperate with Seller in all respects in structuring and completing this sale pursuant to this Agreement so as to effect a disposition of Relinquished Property, as hereinafter defined, in connection with a multiple party deferred like-kind exchange transaction for Seller's purposes pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). In particular, but not by way of limitation, Purchaser will consent to the assignment by Seller of Seller's rights with respect to the transfer of the property described in this Agreement (or any portion thereof) to a Qualified Intermediary prior to the closing of this sale, including the Assignment by Seller to such Qualified Intermediary of Seller's right to receive the Purchase Price. The terms Relinquished Property and Qualified Intermediary as used herein shall have the meanings ascribed to them in Treasury regulations under Code Section 1031. Transfer of any rights or interest to a Qualified Intermediary should not relieve either party of its obligations under this Agreement.


5.       CHANGES IN ASSETS

         5.1      LOSS OF AND DAMAGE TO ASSETS

                  If between the date of this Agreement and the Closing Date, Assets with a fair market value in excess of $100,000 in the aggregate are sold, lost, destroyed or condemned, or suffer any material damage and are not replaced or repaired prior to the Closing Date, then,

                  A. at the option of Seller, Seller may cancel this Agreement.

                  B. if Seller does not cancel this Agreement, at the option of Purchaser, either

                           (i) the Cash Purchase Price shall be reduced by the excess of

                                    (a)     the fair market value of the Assets
                                            immediately prior to the sale, loss,
                                            destruction, condemnation or damage,
                                            over

                                    (b)     the salvage value, if any, of the
                                            Assets immediately following the
                                            sale, loss, destruction,
                                            condemnation or damage, or

                           (ii) no reduction to the Cash Purchase Price shall be made, and the Seller shall, on the Closing Date, assign to Purchaser all sale, insurance or condemnation proceeds payable to the Seller on account of the loss, destruction, condemnation or damage pursuant to an assignment reasonably satisfactory to Purchaser and pay to Purchaser that portion, if any, of any deductible amount under any insurance applicable to the claim for loss, destruction or damage.

         5.2      DETERMINATION OF VALUE ABSENT AGREEMENT

                  If the parties cannot agree upon the fair market value and the salvage value of the Assets which are sold, lost, destroyed or condemned or suffer material damage prior to Closing, such amounts shall be estimated for the purpose of Closing and determined by an independent appraiser as provided in Section 5.3.

         5.3      ESTIMATION AND FINAL DETERMINATION PROCEDURES

                  If the fair market value and the salvage value of Assets need to be estimated for purposes of Closing, Purchaser and Seller shall each deliver to the other within 30 days after Closing a written estimate of the fair market value and salvage value, and for purposes of Closing the Cash Purchase Price shall be provisionally adjusted based upon the arithmetic mean of the two written estimates. Within 30 days after the Closing, Purchaser and Seller shall jointly designate an appraiser or other expert ("Expert"). The Expert so selected shall sit in Chicago, Illinois, and may hear evidence and examine any property or equipment he considers appropriate for purposes of rendering a decision. Except as otherwise provided in this Agreement, the rules of the American Arbitration Association shall control the proceedings. After hearing or viewing any evidence he considers appropriate (but in any event within 90 days after the designation of the Expert), the Expert shall render a decision, which shall consist of the selection of either Purchaser's or Seller's written estimate (and the Expert shall not render any decision other than the selection of one of the two written estimates). The decision of the Expert shall be final and shall not be subject to appeal. After the decision has been rendered, the losing party shall pay in immediately available funds the difference between the amount paid at Closing based upon the provisional adjustment and the amount that should have been paid based upon the final decision, together with interest on the difference from the Closing Date until paid, calculated on the basis of the variable prime rate (corporate base rate) established by The First National Bank of Chicago plus 150 basis points. The fees and costs of the Expert shall be shared equally by the parties.

6.       TAX ALLOCATION, LEASE INCOME,
         CAPITALIZED LEASES AND LABOR PROTECTION

         6.1      PRORATION OF TAXES

                  Purchaser shall declare and pay any and all applicable sales, use or property taxes, fees or assessments payable by a buyer in the jurisdictions in which the Rail Lines are located and shall reimburse Seller for any such payments required of and made by Seller (if any) as a result of the sale of the Rail Lines. Real property ad valorem taxes, franchise fees, and special assessments, if any, shall be prorated between Seller and Purchaser as of the date of Closing. Purchaser shall be responsible for paying any and all such taxes, fees or assessments accruing for the period on or after the date of Closing. Seller shall pay or reimburse Purchaser for Purchaser's payment, if any, of 1996 ad valorem taxes, 1996 franchise fees and the pro rata portion of special assessments attributable to 1996. In addition, Seller shall be liable to Purchaser for Seller's pro-rata portion of the ad valorem taxes, franchise fees and special assessments on the Rail Lines as determined by the formula in the following sentence. On or before the Closing Date, Seller shall pay to Purchaser an amount equal to Seller's 1995 ad valorem taxes, franchise fees and special assessments as the case may be on the Rail Lines multiplied by a fraction, the numerator of which is the number of days from January 1, 1997 to and including the Closing Date and the denominator of which is 365. The Seller's pro rata portion shall be recalculated when 1997 ad valorem taxes, franchise fees and special assessments, as the case may be, are known, and the parties shall settle any differences owing within 30 days. Notwithstanding the foregoing, with respect to any abandoned right-of-way transferred by Seller to Purchaser by this Agreement, Purchaser shall assume responsibility for the payment of any unpaid locally assessed property taxes, special assessments or similar unpaid charges with respect to such abandoned right-of-way.

         6.2      LEASE RENTALS AND LICENSE INCOME

                  Lease rentals and license income received by Seller or expected to be received by Seller (which is not already by its terms calculated on a per diem basis) shall be prorated to the Closing Date and the amount due Purchaser, if any, paid within 90 days after Closing.

         6.3      LABOR PROTECTION

                  The parties acknowledge that they anticipate that Purchaser, a Class III carrier, shall acquire the Assets pursuant to 49 USC ss.10902 and will not be subject to the imposition of labor protection on the transaction under that section. Seller may separately provide labor protection, including relocation and severance costs, under applicable collective bargaining agreements between Seller and various representatives of certain of its employees or other labor protection actions deemed necessary by the Seller, in Seller's sole determination, as a result of this transaction. Purchaser agrees to reimburse Seller for up to but no more than $1,000,000 of the Labor Protection cost actually paid by Seller as a result of this transaction.
                  Payment shall be made by Purchaser to Seller no more than monthly on the basis of written statements indicating the aggregate amount and character of Labor Protection costs actually paid. Purchaser shall be responsible for no Labor Protection reimbursement to Seller submitted later than 24 months after the Closing. If this transaction is subject to the imposition of Labor Protection in excess of Class III labor protection, Purchaser agrees to reimburse Seller for the first $1,000,000 of Labor Protection cost actually paid by Seller as a result of this transaction. Seller will use reasonable efforts to minimize all Labor Protection costs. Purchaser will seek to fill its job requirements on the Rail Lines first from employees of Seller currently working on the Rail Lines provided, however, Purchaser shall have no obligation to hire any individual who does not meet Purchaser's employment standards as established solely at the discretion of Purchaser.


7.       ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         7.1      LIABILITIES TO BE ASSUMED

                  As of the Closing, Purchaser agrees to assume, discharge and pay in accor dance with their respective terms and to become responsible for the liabilities and obligations of the Seller associated with the Assets including but not limited to all orders, licenses, permits and ordinances issued by any court, governmental entity, body, agency, or commission related to the liabilities and obligations of the Seller associated with the Assets and which have been disclosed to Purchaser in writing, and under all executory Contracts expressly assumed by Purchaser, to the extent those liabilities and obligations accrue or apply after the Closing. Notwithstanding the foregoing, Purchaser shall (i) assume responsibility for all claims, loss, damage and liability with respect to the Assets which occurs, is discovered or is claimed after the Closing which arises out of any action or failure to act on the part of Purchaser which subsequently results in a violation of Environmental Law; and (ii) abide by all court orders and all amendments thereto as they apply to Seller as scheduled on the Environmental Operations Obligations Schedule attached hereto as Appendix E and hereby made a part of this Agreement. Purchaser shall not be responsible for any monetary damages specified in such orders.

         7.2      LIABILITIES NOT TO BE ASSUMED

                  Except as expressly provided elsewhere in this Agreement, Purchaser shall not be obligated to assume any liability or obligation in connection with the matters described in the following clauses:

                  A. any litigation, arbitration, claim or similar liability of any type with respect to the Assets or Seller's ownership thereof, which is based on or arises out of an event or circumstance occurring prior to the Closing;

                  B. obligations under any plan to which the Seller contributes pursuant to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, or under any other employee benefit plan, pension plan or similar plan;

                  C. all claims against or obligations of Seller arising out of or in connec tion with any labor agreement or arrangement; and

                  D. any other liability not specifically assumed pursuant to the terms of this Agreement.

         7.3      INSURANCE

                  The provisions of this Section shall not be construed to constitute the assumption of any liabilities or obligations in a manner which would avoid the applicability of any insurance policy with respect to any event or circumstance arising prior to the Closing.

         7.4      NO THIRD PARTY RIGHTS

                  This Section is not intended to create any rights in favor of any person other than Purchaser and Seller.


8.       REPRESENTATIONS AND WARRANTIES

         8.1      DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

                  THE SALE AND PURCHASE AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE WITHOUT REPRE SENTATION OR WARRANTY OF ANY KIND BY THE SELLER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN SECTIONS 8.2 AND 8.3 BELOW. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR

                  IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, AND AVERS THAT SUCH ASSETS ARE BEING SOLD "AS IS, WHERE IS". All instruments of transfer may negate all express or implied representations or warranties (except those contained in this Agreement).

         8.2      GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

                  A. Seller is a validly organized and existing corporation, in good standing under the laws of the State of Utah. Seller has the necessary authority to own property and conduct its business as now conducted in the States of Wisconsin and Michigan.

                  B. All necessary corporate action of Seller required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been author ized and obtained. Subject to the effectiveness of the exemption or approval by the Board and any applicable requirements under the HSR Act, (i) Seller has obtained all necessary governmental authorizations and approvals (or waivers of such authorizations or approvals) required in connection with this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting rights of creditors generally and general principles of equity.

                  C. Except as set forth on Exhibit 3, the sale of the Assets and the consummation of the other transactions contemplated by this Agreement will not result in any breach of or default under, violate the conditions of, or accelerate any obligation under, either Seller's articles of incorporation or bylaws or any agreement, mortgage, lease, deed, order, law, judgment or rule to which either Seller is a party or by which either Seller or its property is bound, which breach, default, violation or acceleration would have a materially adverse effect on that Seller, the Assets or the business currently conducted with the Assets.

                  D. No agent, broker or other person acting pursuant to the authority or direction of Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement for which Purchaser is or may become liable.

                  E. Except as set forth on Exhibit 3, there are no actions, suits, or proceedings pending or, to the Knowledge of Seller, threatened against Seller or its properties in any court or before any federal, state, local or other governmental agency which, if decided adversely to Seller, would prohibit the execution, delivery and performance of this Agreement by Seller or would materially adversely affect the Assets or the business currently conducted with the Assets.

                  F. As of the Closing, the Assets will not be subject to any liens, security interests or other encumbrances, except for Permitted Encumbrances.

                  G. Seller has sufficient interest in the Assets to permit the operation of the Rail Lines as presently conducted, and to the Knowledge of Seller there are no claims which would affect in any material respect its interest in the Assets so as to materially adversely affect Purchaser's ability to conduct operations with the Assets following the Closing as currently conducted.

                  H. To the Knowledge of Seller, each material Contract to be assigned to Purchaser is in full force and effect and no default has occurred under the Contract which would have a materially adverse effect on the Assets or Purchaser's ability to conduct operations with the Assets as currently conducted following the Closing. Seller has not expressly waived or assigned to any other person any of its rights under any of the Contracts, and each of the Contracts may be assigned to Purchaser without impairment of any rights under the Contract, except (1) as set forth on Exhibit 3 and (2) those Contracts the loss of rights under which would not have a materially adverse effect on the Assets or Purchaser's ability to conduct operations following the Closing with the Assets as currently conducted.

                  I. The traffic and revenue data for the Rail Lines for the 1994 and 1995 calendar years of Seller provided to Purchaser by Seller accurately reflect in all material respects actual operating history of Seller for the periods indicated.

                  J. To the Knowledge of Seller, Seller is not a party to any indenture, security, contract or other agreement or subject to any judgment, order, writ or decree which would (1) impose any materially adverse condition upon Purchaser, the Assets or the operation of the Rail Lines or result in the loss of any material rights currently possessed or used by Seller or otherwise materially adversely affect or materially restrict the Assets or the operation of the Rail Lines as a result of the sale of the Assets to Purchaser as contemplated by this Agreement or (2) materially adversely affect Purchaser's ability to conduct the operations of the Rail Lines following Closing as currently conducted.

         8.3      ENVIRONMENTAL REPRESENTATIONS  OF SELLER

                  Seller represents as follows, except as set forth on the Disclosure Schedule which is attached hereto as Exhibit 3 and hereby made a part of this Agreement and on the Environmental-Operations Obligations Schedule which is attached hereto as Appendix E and hereby made a part of this
                  Agreement:

                  A. There are no actions, suits or proceedings pending or, to the Knowl edge of Seller, threatened against Seller with respect to the Assets or the operation of the Rail Lines in any court or before any federal, state, local or other governmental agency under any Environmental Law.

                  B. Seller is in material compliance with all applicable Environmental Laws with respect to the Assets and the operation of the Rail Lines.

                  C. To the Knowledge of Seller's Assistant Vice President Environmental Management, Seller has received no written notice from any third party (including, without limitation, any federal, state or local govern mental agency) (1) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site included within the Assets listed on the National Priorities List (40 CFR Part 300 Appendix B (1990)); (2) that any Hazardous Substance has been discovered on a site included within the Assets; or (3) that any site included within the Assets is the subject of any ongoing or ordered remedial investigation, removal or other response action pursuant to any Environmental Law.

                  D. Seller has undertaken a review of assets and operations, the results of which are reflected in the Disclosure Schedule to determine whether; (1) any portion of the Assets has been used for the handling, storage, disposal or processing of Hazardous Substances except in material compliance with applicable Environmental Laws, (2) any underground storage tanks for Hazardous Substances are located in, on or about the Assets, (3) the Assets contain asbestos, urea formaldehyde foam insulation or transformers or other equipment containing polychlorinated biphenyls, and (4) there have been releases of Hazardous Substances in, on, under or from the Assets except in material compliance with Environmental Laws. The Disclosure Schedule is Seller's good faith effort to identify any such

                           Assets or operations. Seller specifically disclaims any representation with respect to such matters.

         8.4      REPRESENTATIONS AND WARRANTIES BY PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  A. Purchaser is a validly organized and existing Michigan corporation, in good standing. Purchaser has the necessary authority to purchase and own property and conduct its business as now conducted in the states of Michigan and Wisconsin.

                  B. All necessary corporate action of Purchaser required in connection with the execution and delivery of this Agreement and the consumma tion of the transactions contemplated by this Agreement has been authorized and obtained. Subject to the effectiveness of the exemp tion or approval by the Board and any applicable requirements under the HSR Act, (i) Purchaser has obtained all necessary governmental authorizations and approvals (or waivers of such authorizations or approvals) required in connection with this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting rights of creditors generally and general principles of equity.

                  C. The purchase of the Assets and the consummation of the transactions contemplated by this Agreement will not result in any default under, violate the conditions of or accelerate any obligation under any material agreement, order, law, judgment or rule to which Purchaser is a party or by which it is bound.

                  D. No agent, broker or other person acting pursuant to the authority or direction of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement for which Sellers are or may become liable.

                  E. There are no actions, suits or proceedings pending or, to the Knowl edge of Purchaser, threatened against Purchaser in any court or before any federal, state, local or other governmental agency which, if decided adversely to the Purchaser, would prohibit the execution, delivery and performance of this Agreement by Purchaser.

                  F. The sale of the Assets and the consummation of the other transactions contemplated by this Agreement will not result in any breach of or default under, violate the conditions of, or accelerate any obligation under, either Purchaser's articles of incorporation or bylaws or any agreement, mortgage, lease, deed, order, law, judgment or rule to which either Purchaser is a party or by which either Purchaser or its property is bound, which breach, default, violation or acceleration would have a materially adverse effect on the Purchaser, the Assets or the business currently conducted with the Assets or any other assets of the Purchaser.

         8.5      SURVIVAL

                  The representations and warranties contained in this Agreement shall survive the Closing and any termination of this Agreement and shall remain in full force and effect for three years after the Closing (five years after the Closing with respect to the representations and warranties contained in Sections 8.3 and 8.4).

         8.6      CONDITION OF ASSETS

                  Except as specifically provided in this Section 8, neither Seller nor Purchaser makes, and each expressly disclaims, any representation or warranty regard ing the condition of the Assets, including any Hazardous Substances or any other conditions, whether or not hazardous, affecting the surface or subsur face (including groundwater) thereof.


9.       CONDITIONS TO THE CLOSING

         9.1      OBLIGATION OF PURCHASER TO CLOSE

                  The obligation of Purchaser to effect the Closing of the transactions contem plated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

                  A. The representations and warranties of Seller contained in Section 8 of this Agreement shall have been true in all material respects when made and at the time of Closing as if those representations and warranties had been made at that time.

                  B. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

                  C. Purchaser shall have received the opinion of Seller's counsel dated as of the Closing Date, substantially in the form attached to this Agreement as Exhibit 1.

                  D. Any waiting period (including any extensions) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

                  E. The Board shall have approved the transactions contemplated by this Agreement under the ICC Termination Act of 1995 or exempted the transactions contemplated by this Agreement from the provisions of the ICC Termination Act of 1995 requiring Surface Transportation Board approval, and that approval or exemption shall have become final or effective (as the case may be).

                  F. No condition, other than Labor Protection, shall have been imposed by the Board in connection with the transactions contemplated by this Agreement which has a material and significant adverse effect on the cost of the transaction or value of the transaction to Purchaser or on Purchaser's ability to own, use or operate the Assets taken as a whole in substantially the same manner as Seller owned, used or operated the Assets.

                  G. Between the date of this Agreement and the Closing, no unrepaired physical loss or damage shall have occurred to the Assets resulting in a shut-down of any material portion of the operation of the Rail Lines as of the Closing.

                  H. Purchaser shall have received an executed copy of each document, agreement and instrument referred to in this Agreement required to be executed and delivered by Seller prior to or at the Closing.

                  The satisfaction of any of the conditions set forth in this subsection may be waived by Purchaser in writing delivered at or prior to the Closing.


         9.2      OBLIGATION OF SELLER TO CLOSE

                  The   obligation   of  Seller  to  effect   the   transactions
                  contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

                  A. The representations and warranties of Purchaser set forth in Section 8 of this Agreement shall have been true in all material respects when made and at the time of the Closing as if those representations and warranties had been made at that time.

                  B. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  C. Any waiting period (including any extensions) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

                  D. The Board shall have approved the transactions contemplated by this Agreement under the ICC Termination Act of 1995 or exempted the transactions contemplated by this Agreement from the provisions of the ICC Termination Act of 1995 requiring Board approval, and that approval or exemption shall have become final or effective (as the case may be).

                  E. Seller shall have received the opinion of Purchaser's counsel dated as of the Closing, substantially in the form attached to this Agreement as Exhibit 2.

                  F. Seller shall have received an executed copy of each document, agreement and instrument referred to in this Agreement required to be executed and delivered by Purchaser prior to or at the Closing.

                  G. No condition other than Labor Protection shall have been imposed by the Board in connection with the transactions contemplated by this Agreement which has a significant and adverse effect on the cost of the transaction or value of the transaction to Seller.

                  The satisfaction of any condition set forth in this subsection may be waived by Seller in writing delivered at or prior to the Closing.


10.      CLOSING

         10.1     PLACE OF CLOSING

                  The Closing of the transactions contemplated by this Agreement shall take place at the offices of Seller at Chicago, Illinois or at such- other mutually agreed upon location (the "Closing Place").

         10.2     TIME OF CLOSING

                  The Closing shall take place on a mutually agreeable date not later than the 20th business day following the date on which an order by the Board approv ing the acquisition of the Assets by Purchaser has become final or the date on which an exemption from approval by the Board becomes effective, but in no event shall the Closing Date, as hereinafter defined, occur prior to January 2, 1997. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         10.3     DELIVERIES BY PURCHASER AT CLOSING

                  At the  Closing,  Purchaser  shall  pay  to  Seller  the  Cash
                  Purchase Price, through Seller's Designated Qualified Intermediary, if so requested, as adjusted, deliver to Seller its undertakings to assume, perform and discharge the liabilities and obligations of Seller to the extent assumed by Purchaser under this Agreement, and deliver such other documents or instruments as are required of Purchaser in order to effect or evidence the consummation of the actions contemplated by this Agreement.

         10.4     DELIVERIES BY SELLER AT CLOSING

                  At the Closing, Seller shall:

                  A. Effect the transfer of the Assets to Purchaser by the Quit Claim Deed(s) in recordable form (as permitted for filing by a railroad or transmitting utility where allowed) in substantially the form attached as
                           Exhibit 4 to this Agreement, Personal Property Sale Order in substantially the form attached as Exhibit 5 to this Agreement, assignments and other documents of transfer reasonably required to transfer the interests of Seller in the Assets to Purchaser consistent with the terms of this Agreement (which deeds, Personal Property Sale Order, assignments and other documents may reflect payment of such specific portions of the Purchase Price as requested by
                           Purchaser, provided that such allocations and direction will not be inconsistent with Appendix B or the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended).

                  B. Furnish to Purchaser an affidavit of the type referred to in Section 1445 (b) (2) of the Internal Revenue Code of 1986, as amended, if Seller wishes to avoid the withholding of taxes as provided in Section 1445.

                  C. Take all other reasonable steps that Purchaser reasonably requests in order to effectuate the transactions contemplated by this Agreement, including the assignment of all Contracts that Purchaser is to assume pursuant to this Agreement.


11.      BOOKS AND RECORDS

         11.1     ACCESS TO BOOKS AND RECORDS

                  A. Prior to Closing, Seller will permit employees and agents of Purchaser (including consultants) and its lenders, during normal business hours and on reasonable notice, to have access to Seller's properties for the purpose of inspecting the Assets and to inspect and copy Contracts, books, agreements, plans, reports and other records reflecting or reasonably relating to the Assets. Seller may have representatives present during any inspection, and may obtain any written reports produced by environmental consultants to Purchaser in connection with inspections of the Assets. Seller will cooperate with Purchaser's and its lenders', investigation of the Assets and the status of title to the Assets, and shall use its reasonable efforts to obtain consents from third parties necessary for Purchaser or its consultants to inspect transportation contracts with those third parties. Prior to Closing (including if Closing never occurs), Purchaser agrees that all information and records obtained by Purchaser or its lenders pursuant to this Section shall be maintained as confidential. If, due to competitive factors, Seller refuses to deliver information to Purchaser for review, Seller shall deliver such information to an independent consultant retained by Purchaser who agrees to keep such information confidential from all parties, including Purchaser, except for summaries that have been previously reviewed by Seller and reasonably determined not to have a competitive impact. If Seller does not respond to a request to review a summary within three days, the summary will be considered not to have a competitive impact. Purchaser shall not be obligated to maintain as confidential or to require its lenders to maintain as confidential any information obtained from Seller which is publicly available, which is readily ascertainable from public sources, which is either known to them at the time the information was disclosed or is rightfully obtained from a third party,  and in  either  case  was not  subject  to an
                           obligation of confidentiality, or which is the subject of a subpoena or other legal process. No investigation involving the collection of air, water, soil or other samples or any other physically invasive or disruptive procedure, shall be conducted without Seller's prior consent.

                  B.       From and after the Closing,

                           (i) Purchaser will make available to Seller, under reasonable conditions, any records of Seller transferred to Purchaser pursuant to this Agreement necessary for Seller's corporate or tax purposes; and

                           (ii) Seller will cooperate with Purchaser to make available to Purchaser, under reasonable conditions, any records of Seller that may be useful to Purchaser in the ownership or operation of the Assets or the performance of obligations assumed by Purchaser.

         11.2     SECURITIES LAW COMPLIANCE

                  Seller shall, if requested by Purchaser or its corporate parent in connection with any document required to be filed with the Securities and Exchange Commission with respect to the transactions contemplated by this Agreement (whether before or after the Closing Date), provide Purchaser with financial information and financial statements necessary to permit Purchaser to comply with its obligations under the federal securities laws.

12.      OPERATIONS PRIOR TO CLOSING

         12.1     OPERATIONS PRIOR TO CLOSING

                  Seller agrees that, except with the written consent of Purchaser, from the date of this Agreement to the Closing:

                  A. Seller shall operate the Rail Lines in the ordinary course and will use its reasonable efforts to preserve for Purchaser the good will of suppli ers, customers and others having business relationships with Seller;

                  B. Seller will not grant (or make any material amendment to) any track age rights, operating rights, licenses, permits, easements or encum brances affecting the Assets;

                  C. Seller will not sell, lease, assign, mortgage, hypothecate or otherwise transfer or dispose of any of the Assets (other than Inventory used in the ordinary course of business);

                  D. Seller shall maintain, repair and renew the Assets in the ordinary course, consistent with past practices (and in any event to a condition equal to their condition on the date of this Agreement, ordinary wear and tear excepted);

                  E. Seller shall maintain in full force and effect insurance coverage (including any self-insurance programs) of the types and in the amounts in existence on April 1, 1996 with respect to the Assets;

                  F. Seller shall maintain in full force and effect all Contracts, licenses, authorizations and approvals necessary for or related to the operation and use of the Assets as currently operated and used; provided, however, that Seller may amend, extend or terminate Contracts, licenses, authorizations and approvals in the ordinary course of business; and

                  G.       Seller  shall  cause  all  transportation   contracts
                           entered into after the date of this Agreement to either specifically permit or not prohibit assignment to a purchaser of the Rail Lines.


13.      EMPLOYEES

         Purchaser shall bear the sole obligation of negotiating with and entering into employment relationships with prospective employees of Purchaser, and Seller shall have no obligation in that regard. Seller agrees that Purchaser may solicit any of its employees on the Rail Lines for employment. Nothing in this Agreement shall be interpreted to require Purchaser to hire any specific employee or any specific number of employees, whether or not currently covered by a collective bargaining agreement or employment contract.


14.      CONSENTS AND APPROVALS

         14.1     BOARD AND HSR APPROVALS

                  Purchaser and Seller each will cooperate with one another and use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act, if applica ble), to effect promptly all necessary filings and to satisfy all other conditions and obtain all necessary permits, consents, approvals, orders and authoriza tions of or any exemptions by, all third parties and all governmental entities necessary to consummate the transactions contemplated by this Agreement. Purchaser shall be solely responsible for filings or proceedings before the Board with respect to the approval of the acquisition of the Assets or securing an exemption from that approval and Purchaser's corporate parent shall be solely responsible for filings or proceedings before the Board with respect to approval of the common control of two or more carriers following the acquisition of the Assets by Purchaser or securing an exemption from that approval. Seller will, without cost to Purchaser or its parent, cooperate in the filings and proceedings before the Board and provide any necessary data in connection with securing approvals or exemptions. Prior to filing any application for approval or exemption with the Board, Purchaser will deliver a draft copy to Seller with sufficient time for Seller to comment upon the application. Any costs, including filing fees, associated with any filing before the Board or under the HSR Act shall be borne solely by Purchaser.

                  Each party will keep the others apprised of the status of any inquiries made of such party by the Board, the Federal Trade Commission, the Department of Justice, the Securities and Exchange Commission or any other governmental agency or authority (or members of their respective staffs) with respect to this Agreement or the transactions contemplated by this Agreement.


15.      INDEMNIFICATION

         15.1     PURCHASER'S INDEMNIFICATION

                  Purchaser shall defend, indemnify and hold harmless the Seller from and against all claims, losses, costs and expenses (including attorneys fees and expenses) which arise out of or are based on (i) the ownership or operation of the Assets after the Closing, (ii) any material misrepresentation or material breach of warranty by Purchaser and (iii) all liabilities of Seller assumed by Purchaser pursuant to this Agreement.

         15.2     SELLER'S INDEMNIFICATION

                  Subject to the terms of all Allocation and Proration Agreements and alloca tion and proration provisions in this Agreement, and except to the extent liabilities are assumed by Purchaser under paragraph 7.1 of this Agreement, Seller shall defend, indemnify and hold harmless Purchaser from and against all claims, losses, costs and expenses (including attorneys, fees and expenses) which arise out of or are based on (i) the ownership or operation of the Assets by Seller prior to the Closing; (ii) any material misrepresentation or material breach of warranty by Seller; (iii) any lien, encumbrance, claim or security interest (including Permitted Encumbrances only to the extent described in clauses A. and B. of the definition of Permitted Encumbrances) that arose or attached as a result of events, operations or ownership prior to the Closing, (iv) all liabilities of Seller that are not assumed by Purchaser pursuant to this Agreement and (v) any breach of an Environmental Law by Seller or any contamination in, on, about or under the Assets at any time prior to the Closing (whether or not remaining after the Closing).

         15.3     PROCEDURES

                  The party seeking indemnification pursuant to Sections 15.1 or
                  15.2 above (the "Indemnified Party') shall give the party obligated to indemnify (the "Indemnifying Party") written notice in accordance with Section 17.12 of any claim or assertion of liability by a third party with respect to which the Indemnified Party is seeking indemnification (a "Claim").

                  The Indemnifying Party shall have the right to undertake the defense of such Claim (by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party) at the Indemnifying Party's sole risk and cost. Notwithstanding the fact that the Indemnifying Party undertakes the defense of a Claim, if there is a reasonable probability that the Claim may materially and adversely affect the Indemnified Party, the Indemnified Party (by counsel or through other representatives of its own choosing) shall have the right, at its expense, to participate in the defense, compromise or settlement of the Claim.

                  If the  Indemnifying  Party undertakes the defense of a Claim,
                  (i) the Indemni fying Party shall keep the Indemnified Party informed of the status of the defense and furnish the Indemnified Party with copies of all documents, instruments and information reasonably requested by the Indemnified Party in connection with the Claim; (ii) the Indemnified Party (by counsel or other representatives of its own choosing and at its own expense) shall have the right to consult with the Indemnifying Party (and its counsel and representa tives) concerning the Claim, and the Indemnifying Party and the Indemnified Party (and their respective counsel and representatives) shall cooperate with respect to the Claim; and (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise a Claim or consent to the entry of a judgment without obtaining from the claimant or plaintiff an unconditional release of all liability of the Indemnified Party in respect of such Claim in a form satisfactory to the Indemnified Party and under circumstances which do not require the Indemnified Party to pay any money or consent to the taking or withholding of any action affecting it or any of its properties, assets or businesses.

                  If the Indemnifying Party does not elect to undertake the defense of a Claim or fails to defend the Claim within a reasonable time after notice of the Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Claim (by counsel or other representatives of the Indemnified Party's own choosing) on behalf of, for the account of and at the risk and cost of the Indemnifying Party. In such event, the Indemnify ing Party shall pay (in addition to any other sums required to be paid under the terms of this Agreement) the costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of the Claim as and when those costs are incurred.


16.      TERMINATION

         16.1     GROUNDS FOR TERMINATION

                  This Agreement and the consummation of the transactions contemplated by this Agreement may be terminated prior to the
                  Closing:

                  A. By the agreement in writing of Seller and Purchaser at any time,

                  B. By either Purchaser or Seller if the Closing does not occur prior to March 31, 1997 and the failure of the Closing to occur is not due to the fault of, or breach of this Agreement by, any party,

                  C. By Purchaser, if Seller has made a material misrepresentation in, or if Seller is guilty of a material breach of the representations and warranties of Seller contained in, this Agreement, or if there has been a failure by Seller to comply with any of its material obligations under this Agreement, and such material misrepresentation or breach of warranty or material failure has not been cured after 30 days' written notice from Purchaser to Seller,

                  D. By Seller, if Purchaser has made a material misrepresentation in, or if Purchaser is guilty of a material breach of the representations and warranties of Purchaser contained in, this Agreement, or if there has been a failure by Purchaser to comply with any of its material obliga tions under this Agreement, and such material misrepresentation or breach of warranty or material failure has not been cured after 30 days written notice from Seller to Purchaser,

                  E. By either Purchaser or Seller if the Board shall have disapproved the transactions contemplated by this Agreement and such disapproval shall have become final and not subject to further proceedings or appeal, whether by lapse of time or otherwise, or

                  F. By either Purchaser or Seller, if any conditions imposed by the Board materially change the economics of this transaction for that party.

                  Termination by Purchaser or Seller pursuant to paragraphs C. or D. above shall not relieve the non-terminating party of any liability for misrepresenta tion or breach.

17.      MISCELLANEOUS

         17.1     TITLE AND OTHER DESCRIPTIONS

                  Prior to the Closing, the description of the Assets may be changed by mutual agreement of Purchaser and Seller to add or delete items of tangible property or Contracts. From time to time after the Closing, at Purchaser's request and without further consideration, Seller will execute and deliver other instruments of conveyance and transfer and take other actions as Purchaser reasonably requires to convey, transfer to and vest in Purchaser whatever title Seller may have in and to the Assets, and to put Purchaser in possession of the Assets. In the case of Contracts and rights, if any, that cannot be transferred effectively without the consent of third parties, Seller will request these consents promptly and will make all reasonable efforts to obtain the consents. From time to time after the Closing, at Seller's request and without further consideration, Purchaser will execute and deliver other instruments of conveyance, transfer and assumption and take other actions as Seller reasonably requires to assume the liabilities and obligations of Seller to be assumed by Purchaser pursuant to this Agreement.

         17.2     WAIVER

                  Purchaser may in writing extend the time for or waive performance of any of the obligations, representations or warranties of Seller under this Agreement. Seller may in writing take similar action with respect to the obligations, repre sentations or warranties of Purchaser under this Agreement.

         17.3     EXPENSES

                  Purchaser shall be responsible for and shall pay all expenses, including attorney's fees, incurred by Purchaser in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, and Seller shall be
                  responsible   for  and  shall  pay  all  expenses,   including
                  attorney's fees, incurred by Seller in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

         17.4     TRANSITIONAL MATTERS

                  A. Seller and Purchaser agree to the Administration and Proration Procedures contained in attached Appendix C.

                  B. Prior to the Closing, Purchaser and Seller may agree on different or additional procedures to implement their respective rights and obliga tions, including procedures which are required to minimize or avoid any disruption of the settlement of interline accounts by draft in the normal course of business.

         17.5     CAR SUPPLY

                  Seller will, for a period of up to six months after the Closing Date, permit the non-ore cars customarily used for loading on the Rail Lines to remain in service on the Rail Lines on a normal car hire basis. Purchaser will use its best efforts to acquire sufficient replacement equipment during that six month period, and Seller shall have the right to remove from availability any non-ore cars that are not needed to service shippers on the Rail Lines.

         17.6     ENTIRE AGREEMENT

                  This Agreement, including the Appendices and Exhibits attached to this Agreement, constitutes the entire agreement and understanding between Seller and Purchaser with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other actions contem plated by this Agreement are superseded by the terms of this Agreement.

         17.7     CHOICE OF LAW

                  The provisions of this Agreement shall be construed and interpreted in accor dance with the laws of the State of Illinois, including for the purposes of choice of law, as though all acts and omissions related to this Agreement occurred in that State.

         17.8     SEVERABILITY

                  The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability; the unenforceability of any provision of this Agreement in a specific situation shall not affect the enforceability of that provision in other situations or of other provisions of this Agreement.

         17.9     COUNTERPARTS

                  This  Agreement  may  be  executed  in two  or  more  original
                  counterparts,   each  of  which  shall  for  all  purposes  be
                  considered an original of this Agreement.


         17.10    HEADINGS

                  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

         17.11    SUCCESSORS AND ASSIGNS

                  This Agreement shall be binding upon, and inure to the benefit of the respec tive successors and assigns of the parties. Purchaser may assign its rights under this Agreement, in whole or in part, to a wholly-owned subsidiary of Purchaser or any wholly-owned subsidiary of Wisconsin Central Transporta tion Corporation.

         17.12    NOTICE

                  All notices given pursuant to this Agreement shall be delivered by hand, sent by United States registered or certified mail, postage prepaid, delivered by recognized express mail or overnight courier service, or delivered by electronic facsimile with a confirmation copy delivered by any of the preced ing methods, addressed as follows (or to another address or person as a party may specify on notice to the other):

                  A.       If to Seller:

                                    Union Pacific Railroad Company
                                    1416 Dodge Street
                                    Omaha, Nebraska 68179
                                    Attention: Warren Wilson,
                                               Senior Manager Rail Line Planning

                           with copies to:

                                    1416 Dodge Street
                                    Omaha, Nebraska 68179
                                    Attention: Director Joint Facilities

                  B.       If to Purchaser:

                                    Wisconsin Central Ltd.
                                    One O'Hare Centre
                                    Suite 9000
                                    6250 N. River Road
                                    Rosemont, Illinois 60017-5062
                                    Attention: Edward A. Burkhardt,
                                               Thomas F. Power,
                                               William Schauer

                           with copies to:

                                    Thomas Rissman, Esq.
                                    McLachlan, Rissman & Doll
                                    6 West Hubbard Street
                                    Suite 500
                                    Chicago, Illinois 60610
                                    Attention: Thomas W. Rissman

         Dated as of November 30, 1996.

                                               UNION PACIFIC RAILROAD COMPANY


                                               /s/ Jerry Davis
                                               By:  Jerry Davis
                                               Its: President & Chief Operating
                                                    Officer
Attest:

By: /s/ C.W. Saylors
Title: Asst. Secretary

                                               SAULT STE.  MARIE BRIDGE COMPANY


                                               /s/ J. Reilly McCarren
                                               By:  J. Reilly McCarren
                                               Its:  EVP/COO

Attest:

By: /s/ Thomas W. Rissman
Title: Secretary

                                   APPENDIX A

                              DESCRIPTION OF ASSETS


The Assets consist of the real estate legally described in Appendix A-1 and personal property, rights, intangibles and interests described in Sections A and B below, but exclude the assets described in Section C below. Section A contains a general description of the Assets. Section B more specifically identifies certain Assets described in Section A; however, the omission of any Asset from Section B shall not imply the exclusion of any Asset described in Section A. If there is any conflict or contradiction between Sections A, B and C, Section C shall in all cases supersede Sections A and B.

A.       GENERAL DESCRIPTION

The Assets consist of Seller's estate, right, title and interest in the following:

         1. The Rail Lines, which consist of the following continuous lines of railroad:

                  (i) The Escanaba Subdivision from North Green Bay, WI to Ishpeming, MI;

                  (ii) The Iron Mountain Branch and the Antoine Industrial Lead from Powers, MI to Antoine, MI;

                  (iii) The Niagara Industrial Lead from Quinnesec, MI to Niagara, WI; and

                  (iv)     The Palmer Industrial Lead from Cascade, MI to
                           Palmer, MI.

         2. All written interchange agreements, all joint facility agreements, all trackage agreements, all paired track agreements and all trackage and operating rights granted to or otherwise owned, used, held for use or otherwise held by Seller which relate to the Rail Lines;

         3. All interests in and agreements relating to industry and side tracks and facilities which form a part of or relate to the Rail Lines;

         4. All operating rail property, including without limitation, the roadbed, rail, track (including the main track, side tracks, spur tracks, drill tracks, connecting tracks, yard tracks, industry tracks and team tracks), connections, bridges, stations, culverts, structures, and signal facilities, parking and storage areas, depots, yards, shops, signaling and related equipment, buildings (including fixtures) owned, used, held for use or otherwise held by Seller in connection with or that relate to the operation, use or enjoyment of the Rail Lines,

                                Appendix A-Page 1
                  wherever located and any other personal property used for rail operations and not removed by Seller within thirty (30) days after Closing;

         5. All leases, easements, licenses, rights-of-way or other interests in real property owned, leased, used, held for use or otherwise held by Seller in connection with the operation, use or enjoyment of the Rail Lines;

         6.       Personal Property as listed on Appendix A-2;

         7. All Contracts in connection with the operation, use or enjoyment of the Rail Lines or the other Assets (including, without limitation, public and private grade crossing agreements, and pipeline, wireline, fiber optic and other utility service agreements);

         8. All franchises, privileges, licenses and permits conferred, given, owned, acquired, appropriated, used or useful for any purpose in connection with the operation, use or enjoyment of the Rail Lines or the other Assets (including, without limitation, an assignment of the radio frequency licenses used in operation of the Rail Lines);

         9. All manufacturers, or other third-party's warranties with respect to the Assets;

         10. All rights, benefits and privileges of Seller in its capacity as grantor, licensor, lessor or franchiser, or in any similar capacity, arising out of or under any Contract, easement, franchise, right-of-way, license or lease relating to the Rail Lines or other Assets;

         11. All Contracts between Seller and any receiver or shipper for the movement of traffic over the Rail Lines, and any Contracts with participating transportation companies pertaining to the movement of traffic; to the extent that transportation contracts cover both the Rail Lines and movements by Seller over other rail lines which it will continue to operate after closing, all rights in such contracts as related to the Rail Lines;

         12. All of Sellers' rights relating to the ownership or operation of the Rail Lines under Contracts (including, without limitation, any Contracts, environmental indemnifications, trackage rights, joint facility or car agreements with other railroads, any transportation contracts with shippers and any other indemnification and similar agreements relating to environmental matters);

         13.      All yards,  intermodal terminals,  lumber transfer facilities,
                  bulk  transfer  facilities,   distribution  centers  or  other
                  facilities associated with the Rail Lines;

         14. The current records for: historical traffic and revenue data, (in machine readable form, where applicable), customer and supplier lists,

                                Appendix A-Page 2
                  correspondence and legal files, freight tariffs, switching tariffs, demurrage agreements, track profiles, schematics, blueprints, drawings, valuation, track and other maps, surveys, acquisition deeds, instruments, diagrams of railroad plant and structures, specifications, signal diagrams, engineering photographs, engineering data, easement and betterment maps, real estate documents and records, construction, repair, maintenance and asset history records, and other books, papers, appraisals, files and records pertaining primarily to the Rail Lines or the other Assets, wherever located;

         15. The Escanaba Ore Dock including all fixtures, material handling facilities including but not limited to ore unloading facilities, conveyor systems, ore storage and reclaim equipment and ore vessel loading equipment.

         16. All other real and personal property of every kind and character whatsoever and every estate and interest therein.


B.       SPECIFIC IDENTIFICATION OF CERTAIN ASSETS

The Assets described generally above include, without limitation, the assets identified in this Section B.

Purchaser shall acquire the following material Contracts:

         1.       Contracts   Relating  to  Rail   Operations,   Real   Property
                  Contracts, Leases, Licenses and Easements. The Contracts listed on Attached Schedule I.

         2. Transportation Contracts. Purchaser shall assume Seller's rights and obligations with respect to the Rail Lines under the Price Documents listed on Schedule II.

         3.       Contracts Relating to Environmental Matters. None. See Exhibit
                  3.


C.       EXCLUDED ASSETS

The Assets do not include the following assets:

         1.       Any labor or employment agreement;

         2. Any lease of office space or other Contract with affiliates of Seller providing for shared overhead expense, tax sharing or similar inter-corporate matters;

         3.       The Contracts listed on attached Schedule III.


                                Appendix A-Page 3

         4. The exclusions of real property and real property interests as set forth on Appendix A-1 and on Exhibit 4 to the Agreement.

         5. Except as set forth on Appendix A-2, all inventory, fuel, supplies and other materials relating to or acquired or used for locomotive or car repair, trackage, signal, structure and building maintenance, or otherwise in connection with the operation, use or enjoyment of the Rail Lines or the other Assets;

         6. Except as set forth on Appendix A-2, all furniture, fixtures and equipment, signal and dispatching equipment, other equipment, tools (both heavy and light), power tools, machinery, and maintenance of way equipment owned, used or held for use or otherwise held in, on or in connection with the Rail Lines or the other Assets;

         7. Except as set forth on Appendix A-2, the motor vehicles and maintenance vehicles used on or in connection with the Rail Lines;

         8.       Subsurface  and mineral  rights as  referenced  or excepted on
                  Exhibit 4 to the Agreement.


                                Appendix A-Page 4

                                   APPENDIX C

                     ADMINISTRATION AND PRORATION PROCEDURES


1.       DEFINITIONS.

         In addition to the other definitions contained in the Agreement to which this Appendix is attached, the following terms when used with initial capitalization in this Appendix, whether in the singular or the plural, have the meanings ascribed to them below:

         A.       "Closing Effectiveness" means 11:59 p.m. on the Closing Date.

         B. "Waybill" means a shipment document generated from a valid bill of lading tendered to the originating railroad or from a customarily equivalent industry practice.


2.       ALLOCATION OF REVENUES.

         A. Seller shall be entitled to tariff, division, or contractual share of all freight revenue, switching revenue, and loss and damage collectible, and shall be liable for tariff, division, or contractual share of all freight revenue (including shipper allowances and interline divisions), switching revenue, switching absorptions, and loss and damage payable, with respect to (i) revenue freight originated on the Rail Lines with a bill of lading date on or prior to the Closing Effectiveness and (ii) revenue freight traffic terminated at Waybill destination by Seller on the Rail Lines on or prior to the Closing Effectiveness. In all cases, the amounts described in this subparagraph (a) shall include subsequent corrections, statements of differences, overcharge claims and other adjustments.

         B. Purchaser shall be entitled to tariff, division, or contractual share of all freight revenue, switching revenue, and loss and damage collectible, and shall be liable for tariff, division, or contractual share of all freight revenue (including shipper allowances and interline divisions), switching revenue, switching absorptions, and loss and damage payable, with respect to (i) revenue freight traffic originated on the Rail Lines with a bill of lading date subsequent to the Closing Effectiveness and (ii) revenue freight traffic terminated at Waybill destination by

                                Appendix C-Page 1

                  Purchaser on the Rail Lines subsequent to the Closing Effectiveness. In all cases, the amounts described in this subparagraph (b) shall include subsequent corrections, statements of differences, overcharge claims and other adjustments.


         C. All Waybills and bills of lading for revenue freight traffic located on the Rail Lines as of the Closing Effectiveness shall be the property of Purchaser and Seller will take such steps as necessary to secure such documents for Purchaser prior to Closing Effectiveness. Following the Closing, Purchaser shall provide Seller with such copies as Seller reasonably requests for hazardous material documentation or billing purposes.


3.       SHIPPER ALLOWANCES.

         Seller shall be responsible for all shipper allowances accruing before the Closing Effectiveness, and Purchaser shall be responsible for all shipper allowances accruing after the Closing Effectiveness with respect to movements over the Rail Lines (and not over Seller's remaining lines of railroad). Certain transportation contracts that are to be assigned to and assumed by Purchaser may include shipper allowance provisions that contain incentive payments or measurements affecting the ultimate amount that will be due to the shipper under the contract that cannot be determined at Closing. Examples include, without limitation, shipper allowances based upon volume, revenue, production percentage or service guarantees during a period that extends beyond the Closing Date. If the amount of a shipper allowance becomes determinable after Closing and results in either a payment to or refund from a shipper, such payment or refund, as determined under the contract as in effect immediately prior to Closing, shall be prorated between Seller and Purchaser on the basis of the factors affecting such allowance (e.g., volume or revenue) arising from Waybills dated before and after the Closing Effectiveness. Purchaser will settle with the shipper and pay or invoice Seller its proportional share of the receivable or payable. In addition, with respect to any shipper allowances that are accrued for as of the Closing Date, Purchaser shall settle with the shipper and will invoice Seller for the amount due (unless that amount was included in an adjustment of the Purchase Price at Closing).


4.       DEMURRAGE AND DETENTION.


                                Appendix C-Page 2

         For shippers other than "average agreement shippers," all demurrage and detention revenue accruing on cars released prior to the Closing
         Effectiveness will be Seller's. All demurrage and detention revenue accruing on cars released after the Closing Effectiveness will be Purchaser's. For "average agreement shippers," any demurrage revenues on cars relating to any period in which the Closing occurs shall be prorated for such period on the basis of the actual number of calendar days in such period before and after the Closing Effectiveness and will be settled upon collection from the shipper. Seller will provide copies of all demurrage and detention agreements and related records as soon as possible, and in any event within 5 days after Closing.

5.       EQUIPMENT RENTALS.

         For purposes of equipment rentals, all freight cars, trailers and containers that are not a part of the Assets (equipment leased under a lease that is included in the Assets shall be considered equipment that is a part of the Assets) but that are located on the Rail Lines shall be considered interchanged by Seller to Purchaser as of the Closing Effectiveness. Seller shall be liable for or entitled to equipment rentals for periods before that time and Purchaser for periods after that time.


6.       PAYROLL TAXES.

         If Purchaser is able to, and elects to, calculate its liability for Railroad Retirement (Tiers I and II), Railroad Unemployment and Railroad Unemployment Repayment taxes (collectively, "Payroll Taxes") for the year in which the Closing occurs and with respect to employees hired by Purchaser who were former Seller employees, by taking into account compensation paid to such employees by Seller prior to Closing, then Purchaser shall be liable to Seller for 50% of the Payroll Tax Savings (as defined below). The "Payroll Tax Savings" shall be the amount equal to the excess, if any, of (i) the liability for Payroll Taxes Purchaser would have been required to pay with respect to its employees who were former Seller employees if Purchaser could not have calculated such liability for Payroll Taxes by taking into account compensation paid to such employees by Seller prior to Closing over
         (ii) the actual amount of liability for such Payroll Taxes payable by Purchaser with respect to its employees who were former Seller employees for the year of Closing. The amount payable to Seller, if any, will be paid no later than March 31 of the year following the year in which Closing occurs. Seller agrees to provide Purchaser with all necessary information required to allow Purchaser

                                Appendix C-Page 3
         to calculate Payroll Taxes by taking into account compensation paid prior to Closing to Purchaser's employees who were former Seller employees.


7.       JOINT FACILITIES.

         Joint facility bills (both payable and receivable) relating to any period in which the Closing occurs, shall be prorated for that period, and liability or entitlement shall be apportioned between Seller and Purchaser, on the basis of the dates before and after the Closing Date on which the underlying work was performed, if available, or if not available on the basis of the actual number of calendar days in the applicable period occurring before and after the Closing Date.




                                Appendix C-Page 4

8.       CASUALTIES TO FOREIGN EQUIPMENT.

         Liability for repairs to, or the casualty value of, foreign cars or locomotives damaged or destroyed while in service on the Rail Lines shall be allocated on the basis of the time and date such cars or locomotives were damaged or destroyed, with liability being Seller's if the damage or destruction occurred in an incident prior to the Closing Effectiveness and Purchaser's if the damage or destruction occurred in an incident after the Closing Effectiveness.


9.       ALLOCATION OF OTHER EXPENSES.

         All other expense items payable, including but not limited to utilities, patron switching and purchased services, relating to any period in which the Closing occurs, shall be prorated for that period, and liability shall be apportioned between Seller and Purchaser, on the basis of the dates before and after the Closing Date on which the underlying work was performed, if available, or if not available on the basis of the actual number of calendar days in the applicable period occurring before and after the Closing Date.


10.      ACCOUNTS PAYABLE.

         Purchaser shall not be responsible for any accounts payable of Seller of any type including, but not limited to, accounts payable with respect to interline accounts, joint facilities and trackage rights payments owed, incurred or in any way in whole or in part expended but not yet paid as of the Closing Date. Purchaser shall promptly forward to Seller any invoices or demands with respect to those accounts payable. All accounts payable of Seller with regard to goods received or services rendered on or subsequent to the Closing Date shall be the responsibility of Purchaser. Seller shall promptly forward to Purchaser any invoices or demands with respect to those accounts. If Purchaser or Seller receives an invoice or demand for payment for goods received in part by Seller and in part by Purchaser or services rendered in part to Seller and in part to the Purchaser, the invoice or demand shall be forwarded, if necessary, to Purchaser, and shall be paid by Purchaser on or before its due date. Purchaser shall invoice Seller for the portion of the invoice or demand that relates to goods received or services rendered prior to the Closing Date.


11.      ACCOUNTS RECEIVABLE.


                                Appendix C-Page 5

         All accounts receivable of Seller, of any type, including but not limited to accounts receivable representing interline accounts, joint facilities and trackage rights revenues owed, incurred or in any way earned but not yet received as of the Closing Date, shall be Seller's property. Purchaser shall promptly forward to Seller any checks or other payments it receives with respect to these accounts. If Purchaser receives a check or other payment for goods delivered in part by Seller and in part by the Purchaser or services rendered in part by Seller and in part by Purchaser, Purchaser shall promptly remit to Seller that portion of the payment received with respect to goods delivered by Seller or services rendered by Seller.


12.       PAYMENT.

         Seller and Purchaser shall each pay any invoice rendered by the other pursuant to this Appendix within 30 days of receipt.



                                Appendix C-Page 6

                                   APPENDIX E

                  ENVIRONMENTAL OPERATIONS OBLIGATIONS SCHEDULE



                  1.       Consent Order dated December 19, 1974.

                  2.       Amendment to consent order dated November 8, 1978.

                  3. Order terminating jurisdiction of the federal court dated January 5, 1984.

                                    EXHIBIT 3

                               DISCLOSURE SCHEDULE


My name is Donald R. York and I am Manager Environmental Field Operations for the Union Pacific Railroad Company (UPRR). I have conducted a survey of all environmentally related activities or facilities on the following former Chicago and North Western Railway Company sub-divisions now owned and operated by Union Pacific Railroad Company:

                  1.       Duck Creek North
                  2.       Oconto Falls
                  3.       Marinette
                  4.       Partridge (Including Ore Dock)
                  5.       Antoine
                  6.       Palmer Spur
                  7.       Niagara Spur

Based upon system surveys conducted by various UPRR personnel in 1996 and verified this year, the following are noted:

         Fueling Areas  (all tanks above ground)

                  Presently in operation

                           Escanaba -                50,700 gallon capacity
                                                     storage tank at P&H
                                                     Facility

                           Iron Mountain -           20,000 gallon storage tank

                  No longer in operation but still at site

                           Marinette -               20,000 gallon - empty

         Pollution Control Facilities

                  Escanaba - Gravity oil separator installed in leased facility.
                           - Baghouse filter system at dumper building, wet
                             suppressant spray systems at dumper, transfer point, and belts.

         Asbestos Locations

                  Marinette - Piping inside baggage room building next to depot.

                                Exhibit 3-Page 1

                  No other reported asbestos locations.

         Hazardous Waste Generation

                  Escanaba       -  Mineral  spirits  used in parts  cleaning
                                    operations  - when  loaded  with oil,  mixed
                                    with waste oil and shipped to Proviso  Yard,
                                    Northlake,    Illinois    for   disposal -
                                    considered non-hazardous when spent.

                                 - Chlorinated electrical parts cleaner sprayed on parts using aerosol cans - evaporates.

         Underground Storage Tanks

                  All known underground fuel storage tanks reported to me have been removed. Two underground storage tanks remain at Escanaba, one containing Nalco Magnesium Chloride for road spraying, the other containing Nalco dust suppressant for dumper building and conveyor belts.

         Noise/Dust Complaints

                  There have been periodic complaints from adjoining property owners of noise and dust from the Escanaba Ore Dock. There are no current proceedings relating to noise or dust. (See Appendix E to Asset Purchase Agreement dated as of November 30, 1996 between Union Pacific Railroad Company and Sault Ste. Marie Bridge Company.)

Based on reports provided to me, I am not aware of any other environmentally related activities or facilities in connection with the property subject to the sale.

         Remediation Sites

                  In compliance with an order from the Michigan Department of National Resources, the UPRR is currently remediating property in Rock, Michigan, the site of a former leased bulk oil facility.

         NIOSH

                  Employees at the Escanaba Ore Dock have filed a complaint with NIOSH complaining of dust generated by the handling of mine tailings at the facility. The UPRR is not aware of the status of this complaint.



                                Exhibit 3-Page 2